EXHIBIT 10.1

CREDIT AGREEMENT
dated as of
April 29, 2008
among
PACIFIC SUNWEAR OF CALIFORNIA, INC.
The Lenders Party Hereto;
JPMORGAN CHASE BANK, N.A.
as Administrative Agent;
BANK OF AMERICA, N.A.,
as Syndication Agent;
J.P. MORGAN SECURITIES INC. and BANC OF AMERICA SECURITIES LLC,
as Joint Bookrunners and Joint Lead Arrangers;
and
BRANCH BANKING AND TRUST COMPANY,
U.S. BANK NATIONAL ASSOCIATION and
WELLS FARGO RETAIL FINANCE, LLC
as Co-Documentation Agents

- i -

(continued)

- ii -

(continued)

- iii -

(continued)
SCHEDULES:
Schedule 2.01 – Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Disclosed Matters
Schedule 3.18 – Credit Card Processors
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.05 – Existing Investments
Schedule 6.11 — Restrictive Agreements
EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Opinion of Loan Parties’ Counsel
Exhibit C – Form of Increasing Lender Supplement
Exhibit D – Form of Augmenting Lender Supplement
Exhibit E – List of Closing Documents
Exhibit F – Form of Borrowing Base Certificate
Exhibit G– Form of Applicable Rate Certificate

- iv -

          CREDIT AGREEMENT dated as of April 29, 2008 among PACIFIC SUNWEAR OF CALIFORNIA, INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, BANK OF AMERICA, N.A. as Syndication Agent, J.P. MORGAN SECURITIES INC. as Joint Lead Arranger and Joint Bookrunner, BANC OF AMERICA SECURITIES LLC as Joint Lead Arranger and Joint Bookrunner, BRANCH BANK AND TRUST COMPANY as Co-Documentation Agent, U.S. BANK NATIONAL ASSOCIATION as Co-Documentation Agent and WELLS FARGO RETAIL FINANCE, LLC as Co-Documentation Agent.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Account” has the meaning assigned to such term in the Security Agreement.
          “Account Debtor” means any Person obligated on an Account.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person (other than any officer or director of such specified Person in their capacity as an officer or director of such specified Person) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Revolving Credit Exposure” means, at any time, the aggregate Revolving Credit Exposure of all of the Lenders.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime

Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Inventory Advance Rate” means (a) at any time during the third fiscal quarter of each fiscal year, 80% and (b) at any time (other than the period referred to in clause (a)), 75%
          “Applicable Inventory Percentage” means (a) at any time during the third fiscal quarter of each fiscal year, 90% and (b) at any time (other than the period referred to in clause (a)), 85%.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
          “Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commercial Letter of Credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commercial Letter of Credit Rate”, as the case may be, based upon the Trailing Average Quarterly Availability as of the most recent determination date:

	Eurodollar	ABR	Commercial Letter
Trailing Average Quarterly Availability:	Spread	Spread	of Credit Rate
Level I: < $35,000,000	1.75%	0.75%	0.70%
Level II: > $35,000,000 but < $75,000,000	1.50%	0.50%	0.60%
Level III: > $75,000,000	1.25%	0.25%	0.45%
     For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter based upon the Borrowing Base Certificates and related information delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in Trailing Average Quarterly Availability shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the Borrowing Base Certificate as of the end of the most recent fiscal quarter and ending on the date immediately preceding the effective date of the next such change, provided that the Trailing Average Quarterly Availability shall be deemed to be (i) in Level III during the period from the Effective Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate for the fiscal period ending November 1, 2008; and (ii) in Level I at the option of the Administrative Agent or at the request of the Required Lenders (x) at any time that an Event of Default has occurred and is continuing or (y) if the Borrower fails to deliver any Borrowing Base Certificate or related information required to be delivered pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate and related information are delivered. The Borrower shall deliver to the Administrative Agent, together with each Borrowing Base Certificate delivered pursuant to Section 5.01(e) in respect of the last month of each fiscal quarter (or in respect of each fiscal quarter, as applicable), an Applicable Rate Certificate setting forth the Trailing Average Quarterly Availability for the fiscal quarter then ended and corresponding Applicable Rate.
          “Applicable Rate Certificate” means a certificate, signed by a Financial Officer of the Borrower, in substantially the form of Exhibit G attached hereto.
          “Approved Fund” has the meaning assigned to such term in Section 9.04.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Augmenting Lender” has the meaning assigned to such term in Section 2.20.
          “Availability” means, at any time, an amount equal to (a) the lesser of the total Commitments of all of the Lenders and the Borrowing Base minus (b) the Aggregate Revolving Credit Exposure.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
          “Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
          “Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Pacific Sunwear of California, Inc., a California corporation.
          “Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, and (c) an Overadvance.
          “Borrowing Base” means, at any time, the sum of:

          (a) 90% of the Loan Parties’ Eligible Credit Card Accounts at such time, plus
          (b) the lesser of (i) the product of (x) the Applicable Inventory Advance Rate multiplied by (y) the Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value at such time and (ii) the product of (x) up the Applicable Inventory Percentage at such time multiplied by (y) the Net Orderly Liquidation Value Percentage identified in or derived from the most recent inventory appraisal ordered by the Administrative Agent multiplied by (z) the Loan Parties’ Eligible Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value at such time, plus
          (c) the lesser of (i) the product of (x) the Applicable Inventory Advance Rate multiplied by (y) the Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value at such time and (ii) the product of (x) up the Applicable Inventory Percentage at such time multiplied by (y) the Net Orderly Liquidation Value Percentage identified in or derived from the most recent inventory appraisal ordered by the Administrative Agent multiplied by (z) the Loan Parties’ Eligible LC Inventory, valued at the lower of cost (determined on a first-in-first-out basis) or market value at such time, plus
          (d) 100% of Eligible Cash at such time, minus
          (e) Reserves.
          “Borrowing Base Certificate” means a certificate, signed by a Financial Officer of the Borrower, in substantially the form of Exhibit F or another form which is acceptable to the Administrative Agent in its sole discretion.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, without duplication, any expenditures that should be included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries prepared in accordance with GAAP.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          “Cash Dominion Restoration Period” means (a) in respect of any Cash Dominion Triggering Event under clause (a) of the definition of “Cash Dominion Triggering Event”, the period commencing on the date upon which such Event of Default first occurred and continuing until such time as such Event of Default is no longer continuing or has been cured or waived in accordance with this Agreement (or such earlier time as there shall be no Loans or Letters of Credit (other than Letters of Credit that have been fully cash collateralized in accordance with Section 2.06(j)) outstanding hereunder) or (b) in respect of any Cash Dominion Triggering Event under clause (b) of the definition of “Cash Dominion Triggering Event”, any period of ninety (90) consecutive days following the occurrence of such Cash Dominion Triggering Event during which Availability shall exceed the greater of (i) $20,000,000 and (ii) 13.33% of the total Commitments in effect at such time.
          “Cash Dominion Triggering Event” shall mean the occurrence of either of the following: (a) an Event of Default shall have occurred and be continuing and there shall be any Loans or Letters of Credit (other than Letters of Credit that are fully cash collateralized in accordance with Section 2.06(j) within three Business Days after receipt of notice from the Administrative Agent of such Event of Default) outstanding hereunder or (b) for a period of ten consecutive days, Availability shall fall below the greater of (i) $20,000,000 or (ii) 13.33% of the total Commitments in effect at such time.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; provided, however, that any merger effected for the sole purpose of reincorporating the Borrower in Delaware (other than through the formation of a holding company that will own any portion of the Equity Interest of the Borrower following such merger) and any changes in ownership resulting therefrom shall not constitute a Change in Control.
          “Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the date of this Agreement, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any office of such Lender from or at which Loans and/or Letters of Credit are made or issued, or are booked, as the case may be, in accordance with the terms of this Agreement) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Charges” has the meaning assigned to such term in Section 9.15.
          “Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Overadvances.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” has the meaning assigned to such term in the Security Agreement.
          “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
          “Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Swingline Loans and Overadvances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $150,000,000.
          “Commitment Fee Rate” means 0.25% per annum.
          “Concentration Account” has the meaning assigned to such term in the Security Agreement.
          “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period; provided that (i) expenditures for Permitted Acquisitions and other investments and (ii) replacement Capital Expenditures from insurance and condemnation proceeds shall be excluded from this definition.
          “Consolidated EBITDAR” means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) Consolidated Rent Expense, (vi) charges arising from the impairment of goodwill, (vii) any non-cash charges or expenses resulting from any currently outstanding stock options or any future grant, exercise or cancellation of stock options, shares of restricted stock, or warrants or from any restructuring or consolidation, and (viii) any other non-cash charges or expenses which do not represent a cash item in such period or any future period (it being understood and agreed that a write-down of inventory shall be considered a cash expense in the relevant period) minus, to the extent included in determining such Consolidated Net Income, any extraordinary non-cash income or gains which do not represent a cash item in such period or any future period, all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis.
          “Consolidated Fixed Charges” means, with reference to any period, Consolidated Interest Expense paid during such period (excluding Non-Cash Interest Expense) plus Consolidated Rent Expense for such period plus scheduled principal payments on Indebtedness of the Borrower or any Subsidiary paid in cash during such period plus expense for taxes of the Borrower or any Subsidiary paid in cash during such period (net of any tax refunds received in cash) plus dividends or distributions (excluding payments made for stock repurchases) paid by the Borrower or any Subsidiary in cash during such period (which, for the avoidance of doubt, shall exclude any dividends or distributions made to any Loan Party) plus cash payments by the Borrower or any Subsidiary in respect of Capital Lease Obligations during such period (which, for the avoidance of doubt, shall exclude any dividends or distributions made to any Loan Party), all of the foregoing calculated for the Borrower and its Subsidiaries on a consolidated basis without duplication.
          “Consolidated Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), minus total interest income of the Borrower and its Subsidiaries not exceeding $25,000,000 for such period (including net interest income under Swap Agreements in respect of interest rates to the extent such net interest income is allocable to such period), all calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.
          “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.
          “Consolidated Rent Expense” means, with reference to any period, all rent and common area maintenance payments payable under Operating Leases to the extent deducted in computing Consolidated Net Income, calculated in accordance with GAAP for the Borrower and its Subsidiaries on a consolidated basis for such period.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among (i) the applicable Loan Party, (ii) a banking institution, securities broker or securities intermediary at which such Loan Party maintains a Deposit Account or a Securities Account, and (iii) the Administrative Agent, providing for the

Administrative Agent to have control over the funds or securities and other financial assets held in such Deposit Account or Securities Account.
          “Credit Card Accounts” means any Account, right of payment or Payment Intangible due to any Loan Party from a Credit Card Processor.
          “Credit Card Processor” means a Person that provides credit card or debit card processing services for any merchant, including without limitation, the establishment of one or more credit card or debit card merchant accounts on behalf of such merchant to accept payments for retail transactions.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Deposit Account” has the meaning set forth in Article 9 of the UCC.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Document” has the meaning assigned to such term in the Security Agreement.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Eligible Cash” means, at of any date of determination, the amount of cash, Permitted Investments or other cash equivalents of any Loan Party (a) which is subject to a first priority Lien in favor the Administrative Agent (subject to Permitted Encumbrances), (b) which is not subject to any Lien (other than the Liens in favor of the Administrative Agent to secure the Secured Obligations, Permitted Encumbrances and customary rights of setoff of the institution maintaining the Deposit Account or Securities Account in which such cash, Permitted Investment or other cash equivalent is deposited), (c) which is not held or earmarked for the specific purpose of payroll, payroll taxes, earnest money, escrows or deposits and which is otherwise generally available to satisfy the claims of creditors of the Loan Parties, and (d) which is deposited in or credited to a Deposit Account or Securities Account maintained by the Loan Parties with Chase or Bank of America, N.A. or any of their respective Affiliates, which Deposit Account or Securities Account is subject to a Control Agreement (provided that the Administrative Agent may determine, in its Permitted Discretion, that Control Agreements shall not be required for certain Deposit Accounts maintained at Chase or any of its Affiliates and certain Securities Accounts maintained with Chase or any of its Affiliates (all such Deposit Accounts and Securities Accounts so determined by the Administrative Agent shall be collectively referred to herein as the “Specified Chase Accounts”)).

          “Eligible Credit Card Accounts” means, at any time, Credit Card Accounts due to any Loan Party on a non-recourse basis (other than standard chargebacks and standard fees due to the Credit Card Processor) from (i) Visa, MasterCard, American Express Co., PNC Merchant Services, Alliance Data Systems, World Financial Network Bank, First Data Merchant Services or Discover or (ii) any other Credit Card Processor acceptable to the Administrative Agent, arising in the ordinary course of business for the purchase of goods sold by such Loan Party; provided, however, that Eligible Credit Card Accounts shall be calculated net of fees and chargebacks owed to Credit Card Processors and deposits, holdbacks or escrows held by Credit Card Processors and shall in no event include:
          (a) Credit Card Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its reasonable discretion;
          (b) Credit Card Accounts with respect to which the Loan Parties do not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Administrative Agent, and (ii) Permitted Encumbrances);
          (c) Credit Card Accounts that are not subject to Liens in favor of the Administrative Agent that are senior in priority to all other Liens (except for (i) standard fees due by any Loan Party, and (ii) Permitted Encumbrances);
          (d) Credit Card Accounts which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than setoffs and chargebacks in the ordinary course by the Credit Card Processors) has been asserted, by the related Credit Card Processor (but only to the extent of such dispute, counterclaim, offset or chargeback);
          (e) Credit Card Accounts arising from any private label credit card receivables of any Loan Party or Credit Card Accounts as to which the Credit Card Processor has the right under certain circumstances to require the applicable Loan Party to repurchase the Credit Card Accounts from such Credit Card Processor; provided that Credit Card Accounts owing from (i) World Financial Network Bank or any of its Affiliates, or (ii) any other Credit Card Processor acceptable to the Administrative Agent in its Permitted Discretion that may administer private label credit cards for any Loan Party after the Effective Date, in each case, shall not be excluded from “Eligible Credit Card Accounts” pursuant to this clause (e) so long as (x) such Credit Card Accounts meet all other criteria for eligibility set forth herein and (y) World Financial Network Bank or its Affiliates, or such other Credit Card Processor, retains the consumer credit risk with respect to such Credit Card Accounts;
          (f) Credit Card Accounts due from a Credit Card Processor which the Administrative Agent determines in its Permitted Discretion to be unlikely to be collected;
          (g) Credit Card Accounts due from a Credit Card Processor with respect to which a Processor Control Agreement/Letter has not been obtained; and
          (h) Purchased Private Label Accounts.
          “Eligible Inventory” means, at any time, the Inventory of a Loan Party which the

Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:
          (a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (other than Permitted Encumbrances);
          (b) which is subject to any Lien other than (i) Liens in favor of the Administrative Agent and (ii) Permitted Encumbrances;
          (c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;
          (d) which does not conform in all material respects to standards imposed by any Governmental Authority;
          (e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;
          (f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;
          (g) which is not located in the U.S. or is in transit with a common carrier from vendors and suppliers; provided that goods in transit within the U.S. or on the high seas with a common carrier having a value (based on invoiced amounts) not exceeding $20,000,000 in the aggregate at any time shall not be excluded from “Eligible Inventory” pursuant to this clause (g) so long as (i) such Inventory has been paid for in full by the applicable Loan Party, (ii) the Administrative Agent shall have received evidence that such Inventory is covered by casualty insurance and the Administrative Agent shall have been named as loss payee with respect to such casualty insurance, and (iii) if Availability at such time shall be less than $50,000,000, the Administrative Agent shall have received a duly executed Collateral Access Agreement from the applicable Loan Party’s customs broker with respect to such Inventory;
          (h) which is located in (i) any Leased Distribution Center (other than the Kansas Distribution Facility) or (ii) any location leased by such Loan Party (other than a Leased Distribution Center) in any Landlord Lien State, in each case, unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, provided that such Reserve shall not exceed two month’s rent for the applicable location;

          (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) (in either case, other than (for avoidance of doubt) the Kansas Distribution Facility) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion, provided that such Reserve shall not exceed two month’s rent for the applicable location;
          (j) which is being processed offsite at a third party location or outside processor;
          (k) which is a discontinued product or component thereof;
          (l) which is the subject of a consignment by such Loan Party as consignor;
          (m) which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
          (n) which is not reflected in the applicable Loan Party’s merchandise management reports or other inventory reports; or
          (o) for which reclamation rights have been asserted by the seller.
          “Eligible LC Inventory” means, at any time, Inventory of the Loan Parties that would be Eligible Inventory but for the fact that the Loan Parties have not paid for such Inventory and instead, such Inventory is subject to commercial Letters of Credit issued for the account(s) of one or more of the Loan Parties and for the benefit of the sellers of such Inventory, which commercial Letters of Credit have expiry dates that are no later than ninety (90) days from the date of the most recent Borrowing Base Certificate delivered to the Administrative Agent, and which Inventory is and at all times continues to be acceptable to the Administrative Agent in its Permitted Discretion.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Accounts” means, collectively, (i) any Deposit Account of any Loan Party which is used exclusively for the payment of payroll, payroll taxes, employee benefits or escrow deposits, (ii) any other Deposit Account of any Loan Party, so long as at least once during any period of six (6) consecutive Business Days occurring after the Effective Date, the aggregate amount of available funds on deposit in such Deposit Account does not exceed $100,000, (iii) any Securities Account used exclusively to hold the bonds issued pursuant to the Kansas IRB Documents and (iv) any Securities Account of any Loan Party, so long as at least once during any period of six (6) consecutive Business Days occurring after the Effective Date, the aggregate value of the securities, cash and cash equivalents maintained in such Securities Account does not exceed $500,000.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by any other Governmental Authority as a result of a present or former connection between the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by the Borrower under this Agreement and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by the Borrower under this Agreement having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender, including any Issuing Bank that is a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or (i) causes pursuant to Section 2.02(b) a new branch or an Affiliate to make any Loan, or (ii) designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), and (d) any amounts with respect to any taxes described in clause (a), (b) or (c) above that are imposed as a result of any event occurring after the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by the Borrower under this Agreement becomes a party to this Agreement, other than a Change in Law.
          “Existing Credit Agreement” means the Credit Agreement dated as of September 13, 2005 among the Borrower, the lenders party thereto, National City Bank and U.S. Bank National Association, as Co-Documentation Agents, Bank of America, N.A., as Syndication Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended from time to time.
          “Existing Letters of Credit” has the meaning assigned to such term in Section 2.06.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Covenant Period” has the meaning assigned to such term in Section 6.12.
          “Financial Officer” means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of the Borrower.
          “Fitch” means Fitch Ratings.
          “Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrower for the most-recently ended four fiscal quarters, of (a) Consolidated EBITDAR minus the unfinanced portion of Consolidated Capital Expenditures (in any event, excluding any Consolidated Capital Expenditures to be funded with any insurance proceeds or condemnation awards or with any proceeds of Indebtedness permitted hereunder (other than proceeds of Revolving Loans)) to (b) Consolidated Fixed Charges, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
          For the purposes of calculating the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDAR, Consolidated Capital Expenditures and Consolidated Fixed Charges for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDAR, Consolidated Capital Expenditures and Consolidated Fixed Charges (in each case, if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDAR, Consolidated Capital Expenditures and Consolidated Fixed Charges (in each case, if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDAR, Consolidated Capital Expenditures and Consolidated Fixed Charges for such Reference Period shall be calculated after giving pro forma effect thereto (taking into account (A) such adjustments with respect to cost savings as are consistent with the standards set forth in Rule 11-02(b)(6) of Regulation S-X and (B) all transactions that are directly related to such Material Acquisition and are entered into in connection and substantially contemporaneously therewith) as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration and/or the assumption of Indebtedness by the Borrower and its Subsidiaries in an aggregate amount in excess of $10,000,000; “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000 (it being understood, for the avoidance of doubt, that any disposition or shutting down of any d.e.m.o. stores or One Thousand Steps stores, any disposition of the Anaheim distribution center or any other disposition of real property by the Borrower or any Subsidiary shall be deemed to be a Material Disposition). In making any calculation pursuant to this paragraph with respect to a Material Acquisition of a Person, business or rights for which quarterly financial statements are not available, the Borrower shall base such calculation on the financial statements of such Person, business or rights for the then most recently completed period of twelve consecutive calendar months for which such financial statements are available and shall deem the contribution of such Person, business or rights to Consolidated EBITDAR, Consolidated Capital Expenditures and Consolidated Fixed Charges, respectively, for the period from the beginning of the applicable Reference Period to the date of such Material Acquisition to be equal to the product of (x) the number of days in such period divided by 365 multiplied by (y) the amount of Consolidated EBITDAR, Consolidated Capital Expenditures and Consolidated Fixed Charges, respectively, of such Person, business or rights for the twelve-month period referred to above (calculated on the basis set forth in this definition)
          “Fixed Charge Coverage Restoration Period” means, with respect to any Fixed Charge Coverage Ratio Triggering Event, any period of ninety (90) consecutive days following the occurrence of such Fixed Charge Coverage Ratio Triggering Event during which Availability shall exceed the greater of (a) $15,000,000 and (b) 10% of the aggregate Commitments of all of the Lenders in effect at such time.
          “Fixed Charge Coverage Ratio Triggering Event” means that, at any time, Availability shall fall below the greater of (a) $15,000,000 or (b) 10% of the aggregate Commitments of all of the Lenders in effect at such time.
          “Foreign Lender” means any Lender that is organized under the laws of (or the applicable lending office of which is located in) a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Funding Accounts” has the meaning assigned to such term in Section 4.01(i).
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term

Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
          “Increasing Lender” has the meaning assigned to such term in Section 2.20.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expense obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person (to the extent of such Person’s interest in such property), whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of all calculations provided for in this Agreement, there shall be disregarded any Guarantee of any Person in respect of any Indebtedness of any other Person with which the accounts of such first Person are then required to be consolidated in accordance with GAAP.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information Memorandum” means the Confidential Information Memorandum dated March 2008 relating to the Borrower and the Transactions.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each month for the prior month then ended and the Maturity

Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
          “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in the Security Agreement.
          “Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of Equity Interests or other securities of, or any assets constituting a business unit of, any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person. In computing the amount involved in any Investment at the time outstanding, (a) undistributed earnings of, and unpaid interest accrued in respect of Indebtedness owing by, such other Person shall not be included, (b) there shall not be deducted from the amounts invested in such other Person any amounts received as earnings (in the form of dividends, interest or otherwise) on such Investment or as loans from such other Person and (c) unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of Investments in such other Person shall be disregarded.
          “Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A. and Bank of America, N.A., each with respect to Letters of Credit issued by it, or (b) any other Lender that becomes an Issuing Bank pursuant to Section 2.06(k), with respect to Letters of Credit issued by it, and in each case its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate; provided, however, that no arrangement of a type described in this sentence shall be permitted if, immediately after giving effect thereto, amounts would become payable by the Borrower under Section 2.15 or 2.17 that are in excess of those that would be payable under such Section if such arrangement were not implemented and, provided further, that the fees payable to any such Affiliate shall be subject to the second sentence of Section 2.12(b).

          “Joinder Agreements” has the meaning assigned to such term in Section 5.14.
          “Kansas Distribution Facility” has the meaning assigned to such term in the definition of “Kansas IRB Financing”.
          “Kansas IRB Documents” means all agreements and documents which evidence the Kansas IRB Financing, including (i) the Trust Indenture dated as of July 1, 2007 by and between the City of Olathe, Kansas and U.S. Bank National Association, as trustee, (ii) the Bond Purchase Agreement dated as of July 4, 2007 by and between the City of Olathe, Kansas and Pacific Sunwear Stores Corp., (iii) the Performance Agreement dated as of July 1, 2007 by and between the City of Olathe, Kansas and Pacific Sunwear Stores Corp. and (iv) the Lease Agreement dated as of July 1, 2007 by and between the City of Olathe, Kansas and Pacific Sunwear Stores Corp., each as amended, supplemented or otherwise modified from time to time.
          “Kansas IRB Financing” means that certain industrial revenue bond financing, structured as a sale and leaseback transaction, entered into on July 1, 2007 between the City of Olathe, Kansas and Pacific Sunwear Stores Corp., whereby the City of Olathe, Kansas issued Industrial Revenue Bonds (PacSun Project), Series 2007, purchased by Pacific Sunwear Stores Corp. for the purpose of financing the acquisition, construction and installation of certain real property, machinery and equipment constituting a distribution facility located in the City of Olathe, Johnson County, Kansas (the “Kansas Distribution Facility”), which facility was sold and deeded by Pacific Sunwear Stores Corp. to the City of Olathe, Kansas and leased back by the City of Olathe, Kansas to Pacific Sunwear Stores Corp.
          “Kansas IRB Unwind Transaction” means (i) the purchase by Pacific Sunwear Stores Corp. of the Kansas Distribution Facility from the City of Olathe, Kansas pursuant to Article XI of the lease described in clause (iv) of the definition of the term Kansas IRB Documents, (ii) the redemption of bonds outstanding under the indenture described in clause (i) of the definition of the term Kansas IRB Documents and the funding of such redemption by the Loan Parties, and (iii) all other transactions related to clauses (i) and (ii).
          “Landlord Lien State” means the States of Pennsylvania, Washington and Virginia and the Commonwealth of Puerto Rico; provided that if the laws of any such jurisdiction are changed after the Effective Date so as to provide for the liens in favor of the Administrative Agent on Inventory to have priority over the liens in favor of the landlords of such jurisdiction, then such jurisdiction shall no longer be a “Landlord Lien State” as such term is used herein.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Leased Distribution Center” means any distribution center or facility leased or subleased by any Loan Party (as lessee or sub-lessee, as applicable), including the Kansas Distribution Facility and any other distribution center or facilities that any Loan Party leases (as lessee) pursuant to any sale leaseback transaction permitted under Section 6.07, in each case where the average monthly book value of Inventory in such distribution center or facility exceeds $1,000,000.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Augmenting Lender Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement, including but not limited to, any Existing Letter of Credit.
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which deposits in Dollars of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10, the Collateral Documents and all other agreements, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter delivered to the Administrative

Agent or any Lender in connection with this Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
          “Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors.
          “Loans” means the loans and advances made by the Lenders to the Borrower pursuant to this Agreement, including Swingline Loans and Overadvances.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the validity or enforceability of the Loan Documents, (c) the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents or (d) the Collateral or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens.
          “Material Indebtedness” means Indebtedness (other than the Loans, obligations under the Subsidiary Guaranty and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means April 29, 2013.
          “Maximum Rate” has the meaning assigned to such term in Section 9.15.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Orderly Liquidation Value Percentage” means, with respect to Inventory of any Loan Party, the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the orderly liquidation value thereof to be realized at an orderly, negotiated sale, as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent in the most recent appraisal conducted as set forth in Section 5.11(b), net of all costs of liquidation thereof, and (b) the denominator of which is the lower of the cost (based on first-in, first out) or market value of such Inventory.
          “Net Proceeds” means, with respect to any event relating to the assets of any Loan Party, (a) the cash proceeds received by such Loan Party in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).
          “Non-Cash Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the sum of the following amounts to the extent included in the definition of Interest Expense: (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.
          “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or any indemnified party arising under the Loan Documents.
          “Operating Lease” of a Person means any lease of property (other than a capital lease under GAAP) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Overadvance” has the meaning assigned to such term in Section 2.05(d).
          “Participant” has the meaning set forth in Section 9.04.
          “Payment Intangible” has the meaning assigned to such term in the Security Agreement.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by any Loan Party of (i) all or substantially all or any significant portion of the assets of a Person or division or line of business or a business unit of a Person, (ii) the Equity Interests of a Person or (iii) if clauses (i) and (ii) above are inapplicable, the rights of any licensee (including by means of the termination of such licensee’s rights under such license) under a trademark license to such licensee from the Borrower or any Subsidiary Guarantor, if, at the time of and immediately after giving effect thereto:
          (a) no Default has occurred and is continuing or would arise after giving effect thereto;
          (b) the assets so acquired or the assets of a Person so acquired, as the case may be, shall be in a Related Line of Business;
          (c) if (i) such acquisition is consummated during a Financial Covenant Period, (ii) Availability (determined on a pro forma basis taking into account the financing required for such acquisition but excluding the Collateral to be acquired) shall be less than $50,000,000, or (iii) the aggregate consideration paid and Indebtedness assumed in respect of such acquisition exceeds $100,000,000, then Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition (taking into account such adjustments with respect to cost savings as are consistent with the standards set forth in Rule 11-02(b)(6) of Regulation S-X), with the covenant contained in Section 6.12 recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to such effect, together with all relevant material financial information utilized by the Borrower in making its determination to complete such acquisition included in any pro forma calculations described in this clause (c);
          (d) in the case of a merger, consolidation or amalgamation involving the Borrower or a Subsidiary Guarantor, the Borrower or a Subsidiary Guarantor is the surviving entity of such merger, consolidation and/or amalgamation (or, in the case of a merger involving a Subsidiary Guarantor, the surviving entity is a Person that will become a Subsidiary Guarantor upon the effectiveness of such merger, consolidation or amalgamation); provided that in the case of a merger, consolidation or amalgamation in which the Borrower is one of the entities being merged, consolidated and/or amalgamated, the Borrower shall be the surviving entity of such merger, consolidation and/or amalgamation;
          (e) the assets or equity interests being acquired shall be located in the United States and, in the case of an acquisition structured as a stock or other equity acquisition, the entity whose equity interests are being acquired shall be organized under the laws of the United States or any state thereof and either (i) the Person so acquired shall become a direct wholly-owned Subsidiary of a Loan Party and a Subsidiary Guarantor or (ii) such Person shall be merged with and into a Loan Party (subject to the foregoing clause (d));

          (f) the Administrative Agent shall have received Lien searches reasonably satisfactory to the Administrative Agent with respect to the assets or Person being acquired; and
          (g) with respect to any acquisition involving the payment of consideration and/or the assumption of Indebtedness by the Borrower and its Subsidiaries in an aggregate amount in excess of $10,000,000, the Administrative Agent shall have received a Borrowing Base Certificate dated as of the last day of the month most recently ended prior to the date of consummation of such acquisition, demonstrating that, after giving effect to the consummation of such acquisition, Availability (determined on a pro forma basis taking into account the financing required for such acquisition but excluding the Collateral to be acquired (unless the Administrative Agent in its Permitted Discretion shall have determined that all requirements set forth in the last sentence of this definition will be satisfied as of the date of consummation of such acquisition)) shall not be less than the greater of (A) $22,500,000 or (B) 15% of the aggregate Commitments of all of Lenders in effect at such time.
          For the avoidance of doubt, no portion of the Collateral acquired in such acquisition or owned by the Person so acquired shall be eligible for inclusion in the Borrowing Base until (i) the Administrative Agent shall have obtained a perfected Lien on such Collateral, and (ii) unless otherwise approved by the Administrative Agent in its Permitted Discretion, the Administrative Agent shall have performed and been satisfied with the results of its field examination (and, if reasonably requested by the Administrative Agent, appraisals) of the Person or Collateral so acquired.
          “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes and duties, assessments, governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;
          (b) (i) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, Liens of collecting banks under the Uniform Commercial Code on items in the course of collection, Liens and rights of set-off of banks, in each case arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04, (ii) landlord’s Liens arising by operation of law which are subordinated to the Liens in favor of the Administrative Agent, and (iii) landlord’s Liens in Landlord Lien States arising by operation of law;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or letter of credit guarantees issued in respect thereof;

          (e) attachment, judgment or other similar liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, rights-of-way, restrictive covenants, encroachments, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
          (g) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments;
          (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Liens attach only to the imported goods;
          (i) licenses, leases or subleases granted to third parties and not interfering in any material respect with the conduct of the business of the Borrower or any of its Subsidiaries taken as a whole;
          (j) any (i) interest or title of a lessor or sublessor under any lease, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in clause (ii); and
          (k) customary rights of setoff and chargebacks of Credit Card Processors under credit card processing agreements (including Liens granted under the Credit Card Processor Agreements existing as of the Effective Date to the extent copies thereof have been provided to the Administrative Agent);
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investment Policy” shall mean the investment policy of the Borrower and its Subsidiaries as in effect on the Effective Date, which has been approved by the board of directors of the Borrower, as amended, restated, supplemented or otherwise modified from time to time, so long as such amendment, restatement, supplement or modification has been approved by the Administrative Agent, which approval shall not be unreasonably withheld.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are directly and fully guaranteed or insured by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);
          (b) investments in commercial paper having, at such date of acquisition, a credit rating of at least A-2 from S&P or P-2 from Moody’s or F-2 from Fitch;

          (c) investments in certificates of deposit, eurodollar time deposits, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any commercial bank which has a combined capital and surplus and undivided profits of not less than $100,000,000;
          (d) repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth or territory, political subdivision, taxing authority or foreign government (as the case may be) are rated, at such date of acquisition, at least A by S&P or A2 by Moody’s or F-2 by Fitch;
          (f) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition;
          (g) shares of money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) have portfolio assets of at least (x) in the case of funds that invest exclusively in assets satisfying the requirements of clause (a) of this definition, $250,000,000 and (y) in all other cases, $500,000,000;
          (h) in the case of investments by any foreign Subsidiary, obligations of a credit quality and maturity comparable to that of the items referred to in clauses (a) through (g) above that are available in local markets;
          (i) investments in auction rate securities with a rating of AAA from S&P or Aaa from Moody’s or AAA from Fitch and a maximum holding period of forty-five (45) days, for which the reset date will be used to determine the maturity date;
          (j) investments in short term loan participations of up to thirty-five (35) days if the short term debt rating thereof is A-2 from S&P or P-2 from Moody’s or F-2 from Fitch or an equivalent long term rating of investment grade by Moody’s or S&P of Fitch exists with respect thereto; and
          (k) investments made in accordance with the Permitted Investment Policy.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Processor Control Agreement/Letter” means, with respect to (a) any Credit Card Processor (other than American Express Co. and its Affiliates or any other Person that as a policy does not execute an agreement described in this clause (a)) providing credit or debit card processing services for or on behalf of any Loan Party, an agreement in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion, executed and delivered by the applicable Loan Party, such Credit Card Processor and the Administrative Agent, pursuant to which such Credit Card Processor shall agree, among other things, to follow instructions originated by the Administrative Agent regarding amounts payable by such Credit Card Processor to such Loan Party pursuant to the applicable credit card processing agreement without the further consent of such Loan Party under circumstances specified therein, as such agreement may be amended, supplemented or otherwise modified from time to time, and (b) American Express Co. and its Affiliates or such other Person, a letter from the applicable Loan Party to American Express Co. or any of its Affiliates or such other Person in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion directing American Express Co. or such Affiliate or such other Person to remit all payments due under the applicable credit card processing agreements between the applicable Loan Party and American Express Co. or such Affiliate or such other Person to a Deposit Account subject to a Control Agreement in favor of the Administrative Agent, and instructing American Express Co. or such Affiliate or such other Person not to remit any payments owing to the applicable Loan Party from American Express Co. or such Affiliate or such other Person to any other Deposit Account unless otherwise instructed by the Administrative Agent.
          “Purchased Private Label Accounts” has the meaning assigned to such term in Section 6.05(k).
          “Register” has the assigned to such term in Section 9.04.
          “Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.
          “Related Line of Business” means: (a) any line of business in which the Borrower or any of its Subsidiaries is engaged as of, or immediately prior to, the Effective Date, (b) any wholesale, retail or other distribution of products or services under any domestic or foreign patent, trademark, service mark, trade name, copyright or license or (c) any similar or related or complementary business and any business which provides a service and/or supplies products in connection with any business described in clause (a) or (b) above.

          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
          “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that if at any time there are two or more Lenders having Revolving Credit Exposures or unused Commitments, “Required Lenders” shall mean at least two Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
          “Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Banking Services Reserves, reserves for rent at any retail store location leased by any Loan Party in any Landlord Lien State for which the applicable landlord has not executed and delivered a Collateral Access Agreement (it being agreed that the maximum amount of any Reserve for any retail store in any Landlord Lien State shall not exceed two month’s rent for such location), reserves for rent with respect to any Leased Distribution Center (other than the Kansas Distribution Facility) for which the applicable landlord has not executed and delivered a Collateral Access Agreement (it being agreed that the maximum amount of any Reserve for any Leased Distribution Center shall not exceed two month’s rent for such location) and for consignee’s, warehousemen’s and bailee’s charges, reserves for gift cards, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. The Administrative Agent may, in its Permitted Discretion, implement additional reserves or adjust existing reserves from time to time upon two (2) Business Days’ prior notice to the Borrower.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower. Notwithstanding the foregoing, “Restricted Payment” shall not include any of the following: (i) the repurchase or reacquisition of equity interests of the Borrower deemed to occur upon the exercise of stock options, warrants or other convertible securities, (ii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Borrower’s equity interests, or (iii) the withholding or reacquisition of equity interests to pay the exercise price of, or tax withholding obligations arising in connection with, such options, warrants or other convertible securities or other equity or equity-based awards granted by the Borrower.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time (excluding Overadvances) plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances at such time.
          “Revolving Loan” means a Loan made pursuant to Section 2.01(a).
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.
          “Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
          “Security Agreement” means that certain Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and any other security agreement entered into, after the date of this Agreement by any other Loan Party and the Administrative Agent, for the benefit of itself and the Lenders (as required by this Agreement or any other Loan Document), in each case, as the same may be amended, restated or otherwise modified from time to time.
          “Securities Account” has the meaning assigned to such term in Article 8 of the UCC.
          “Specified Chase Accounts” has the meaning assigned to such term in the definition of “Eligible Cash”.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          “Subordinated Indebtedness” means any Indebtedness of any Loan Party which is contractually subordinated to the payment of the Loans and other Obligations on terms and pursuant to documentation acceptable to the Administrative Agent in its Permitted Discretion.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Subsidiary Guarantor” means each Domestic Subsidiary that becomes a party to the Subsidiary Guaranty. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.
          “Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, as amended, restated, supplemented or otherwise modified from time to time.
          “Supermajority Revolving Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least 85% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Swap Obligations” of the Borrower or any Subsidiary means any and all obligations of the Borrower or such Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements of the Borrower or such Subsidiary, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction of the Borrower or such Subsidiary.

          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent hereunder.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Trailing Average Quarterly Availability” means, for any fiscal quarter, an amount equal to the average daily Availability during such fiscal quarter.
          “Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the granting of Liens by the Loan Parties pursuant to the Loan Documents.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the lesser of (i) the total Commitments of all of the Lenders or (ii) the Borrowing Base, subject to the Administrative Agent’s authority in its sole discretion, to make Overadvances pursuant to the terms of Section 2.05(d). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or an Overadvance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments.

The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.
          (b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided further that no such option may be exercised by any Lender if, immediately after giving effect thereto, amounts would become payable by the Borrower under Section 2.15 or 2.17 that are in excess of those that would be payable under such Section if such option were not exercised.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of all of the Lenders or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;

     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. [Intentionally Omitted.]
          SECTION 2.05. Swingline Loans and Overadvances. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000 or (ii) the Aggregate Revolving Credit Exposure exceeding the lesser of total Commitments of all of the Lenders and the Borrowing Base (subject to the Administrative Agent’s authority, in its sole discretion, to make Overadvances pursuant to the terms of Section 2.05(d)); provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank, and, in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m., Chicago time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          (d) Any provision of this Agreement to the contrary notwithstanding, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to the Borrower, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to the Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $7,500,000 at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Lender’s Revolving Credit Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
          (e) Upon the making of an Overadvance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the total Commitments. The Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of, and each Issuing Bank agrees to issue, Letters of Credit denominated in Dollars (or the amendment, renewal or extension of an outstanding Letter of Credit) for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The letters of credit identified on Schedule 2.06 (collectively, the “Existing Letters of Credit”) shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof so long as they remain outstanding.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (a) the Aggregate Revolving Credit Exposure shall not exceed the lesser of the total Commitments of the Lenders and the Borrowing Base then in effect, (b) the LC Exposure shall not exceed $75,000,000 at such time and (c) the aggregate amount available to be drawn under all outstanding standby Letters of Credit shall not exceed $10,000,000 at such time.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any such Letter of Credit with a tenor of one year shall, if requested by the Borrower or any of its Subsidiaries, have renewal periods for additional one year periods so long as the expiration date shall not extend beyond the date described in clause (ii).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 2:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender (other than such Issuing Bank) shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such

Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement. Each Issuing Bank shall, on each Business Day (or such longer frequency as is agreed to by the Administrative Agent), deliver to the Administrative Agent and the Borrower a report via facsimile or e-mail setting forth a list of all Letters of Credit issued by such Issuing Bank outstanding as of such day (or, if the Administrative Agent has agreed to a longer frequency, the previous date of delivery of such report by such Issuing Bank), together with the LC Exposure, the outstanding LC Disbursements and the expiration date of each such Letter of Credit.
          (h) Interim Interest. Except as otherwise agreed with any Issuing Bank with respect to any Letter of Credit relating to the period beginning on any date an LC Disbursement is made and ending two Business Days after the Borrower’s receiving notice from such Issuing Bank of such LC Disbursement, if any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (or, if such date is not a Business Day, on or prior to the next Business Day), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of Any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. The Borrower may at any time, and if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall, deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the

LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower otherwise provides an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after the Borrower’s request for such return so long as no Event of Default shall have occurred and be continuing.
          (k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as Issuing Bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” for the purposes of this Agreement (in addition to being a Lender) with respect to Letters of Credit issued by such Lender.
          (l) Confirmation of Existing Letters of Credit Issued Under Existing Credit Agreement. All Existing Letters of Credit (including those issued under the Existing Credit Agreement) outstanding on the Effective Date shall be deemed to be Letters of Credit issued hereunder.
          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank and (ii) an Overadvance shall be retained by the Administrative Agent.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Overadvances which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments without premium or penalty but subject to Section 2.16 with respect to any Loans in the event such Loans are required to be repaid as a result of such termination or reduction; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 or, if less, the remaining amount of the total Commitments, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Revolving Credit Exposure would exceed the total Commitments of all Lenders.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least two (2) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the fifth (5th) Business Day after such Swingline Loan is made or the Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earliest of the Maturity Date, the 30th day after such Overadvance is made, and demand by the Administrative Agent.
          (b) At all times that full cash dominion is in effect pursuant to Section 7.2 of the Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Concentration Account the previous Business Day (whether or not immediately available) as follows: (i) if no Event of Default shall have occurred and be continuing at such time, first to prepay any Overadvances that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swing Line Loans) pro rata, third, to cash collateralize outstanding LC Exposure, and fourth, the balance, if any, to the Borrower’s general operating account; or (ii) if an Event of Default shall have occurred and be continuing at such time, in accordance with the provisions of Section 2.18(b).
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times

(including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.11. Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay voluntarily any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (d) of this Section and subject to Section 2.16.
          (b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the lesser of (A) the aggregate Commitments of all Lenders or (B) the Borrowing Base then in effect, the Borrower shall prepay the Revolving Loans and/or Swingline Loans and/or cash collateralize the LC Exposure in an aggregate amount equal to such excess.
          (c) At all times that full cash dominion is in effect pursuant to Section 7.2 of the Security Agreement, the Borrower shall prepay the Loans and cash collateralize the LC Exposure in accordance with Section 2.10(b).
          (d) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., Chicago time, one (1) Business Day before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., Chicago time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the first day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue, in the case of standby Letters of Credit at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans and, in the case of commercial Letters of Credit, at the Applicable Rate applicable to such Letters of Credit, in each case on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum or such other rate as is separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions (including without limitation standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts) with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. For the avoidance of doubt, in any case where, in accordance with the second sentence of the definition of Issuing Bank, an Issuing Bank arranges for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, the fees agreed upon by such Issuing Bank with the Borrower shall be deemed to have been agreed upon by such Affiliate unless the Borrower and such Affiliate otherwise agree. Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (other than in the case, and to the extent, of any overpayment thereof by the Loan Parties).

          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for Revolving Loans plus 2%.
          (d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
          (e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
     (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank, as the case may be, as specified in paragraph (a) or (b) of this Section, containing a reasonably detailed explanation of the basis on which such amount or amounts were calculated and explaining the Change in Law by reason of which it has become entitled to be so compensated, shall be delivered to the Borrower and shall be conclusive absent manifest error. No Lender or Issuing Bank shall be entitled to the benefits of this Section 2.15 unless such Lender or Issuing Bank shall have complied with the requirements of this Section 2.15. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding any other provision of this Section 2.15, no Lender shall demand compensation for any increased costs or reduction referred to above in this Section if it shall not then be the general policy of such Lender to demand such compensation in similar circumstances from comparable borrowers under comparable provisions of other credit agreements, if any (it being understood, for the avoidance of doubt, that a waiver by any Lender in any given case of its right to demand such compensation from any given borrower shall not, in and of itself, be deemed to constitute a change in the general policy of such Lender).
          (e) Notwithstanding any other provision to the contrary, this Section 2.15 shall have no application with respect to any Indemnified Taxes, Other Taxes or any Excluded Taxes, which matters, for the avoidance of doubt, shall be dealt with exclusively under Section 2.17.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the relevant Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and any Issuing Bank, as promptly as possible but in any event within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or any Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Each Foreign Lender (including each Issuing Bank that is a Foreign Lender) shall deliver to the Borrower (with a copy to the Administrative Agent), at the time it becomes a Lender (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and at all times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. No Person shall be deemed to be a

Lender or Participant as defined herein unless it shall have complied with the requirements of the first sentence of this paragraph (if such requirements are applicable to it).
          In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          (f) If the Administrative Agent, a Lender or an Issuing Bank determines that it has received a refund which, in the good faith judgment of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, is allocable to any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Chicago time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. At all times that full cash dominion is in effect pursuant to Section 7.2 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.10(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day after receipt, subject to actual collection.
          (b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Concentration Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Overadvances, fourth, to pay the principal of the Overadvances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations owing to the Lenders and their respective Affiliates, ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower and, tenth, the balance, if any, to the Loan Parties or as otherwise required by law. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default has occurred and is continuing, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
          (c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.
          (d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Overadvances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Swingline Loans and Overadvances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Overadvances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Overadvances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(c), 2.05(e), 2.06(d), 2.06(e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No such assignment shall be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each reference to any Lender in this Section 2.19 shall also refer to any Issuing Bank.
          SECTION 2.20. Expansion Option. The Borrower may from time to time elect to request that the Commitments be increased in a minimum amount of $5,000,000 so long as, after giving effect thereto, the aggregate amount of the Commitments does not exceed $225,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or extend Commitments, as the case may be, provided that (i) each Augmenting Lender, shall be reasonably acceptable to the Borrower, (ii) each Augmenting Lender shall be acceptable to the Administrative Agent, in its Permitted Discretion, (iii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto and (iv) any Lender approached to so increase its Commitment may elect or decline, in its sole discretion, to provide any such increase. Increases and new Commitments created pursuant to this Section 2.20 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender), shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase and (iii) the Administrative Agent shall have received a written opinion addressed to the Administrative Agent and the Lenders and dated the effective date of such increase of counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lenders that:
          SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.
          SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by such Loan Party’s equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are (in each case) in full force and effect, (ii) filings required by applicable securities laws, rules or regulations or stock exchange rules and (iii) filings necessary to perfect Liens created pursuant to the Loan

Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority binding on the Borrower or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries other than any violation or default that could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens permitted under Section 6.02).
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended February 2, 2008 reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) Since February 2, 2008, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.
          SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or such other defects as, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, free of all Liens other than those permitted by Section 6.02.
          (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
          SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (and no tax liens have been filed and no claims are being asserted with respect to any such taxes), in each case, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11. Disclosure. The Information Memorandum together with any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or hereafter delivered hereunder or reports filed pursuant to the Securities Exchange Act of 1934 (as modified or supplemented by other information so furnished prior to the date on which this representation or warranty is made or deemed made) do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, provided further that the Borrower makes no representation or warranty whatsoever concerning the information contained in the Information Memorandum under the heading “Industry Overview” or any financial information delivered pursuant to the definition of “Permitted Acquisition”.
          SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 3.13. No Default. No Default or Event of Default has occurred and is continuing.
          SECTION 3.14. [Intentionally Omitted]
          SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Loan Parties, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date. For purposes of this Section 3.15, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          SECTION 3.16. Insurance. Schedule 3.16 sets forth in all material respects a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all material premiums in respect of such insurance that are due have been paid.
          SECTION 3.17. Security Interest in Collateral. The provisions of the Collateral Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted by Section 6.02(h), to the extent any such Permitted Encumbrances and such other Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or otherwise and (b) Liens perfected by possession or control (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of, or control over, such Collateral.
          SECTION 3.18. Credit Card Processors. As of the Effective Date, and after giving effect to the Transactions on the Effective Date, Schedule 3.18 lists all Credit Card Processors that provide any Loan Party with credit card or debit card processing services, and such Schedule correctly identifies the name and address of each Credit Card Processor, and the name in which such services are provided. True and complete copies of each agreement listed on Schedule 3.18 have been delivered to the Administrative Agent, together with all amendments, waivers and other modifications thereto. All such agreements are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Loan Party that is a party thereto and, to the best knowledge of the Borrower, binding upon the other parties thereto in accordance with their terms. The Loan Parties are not in default under any such agreements, other than any such default which could not reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
          (a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender.
          (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of O’Melveny & Myers LLP, counsel for the Loan Parties, substantially in the form of Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.
          (c) The Lenders shall have received (i) reasonably satisfactory audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) reasonably satisfactory unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) reasonably satisfactory financial statement projections through and including the Borrower’s 2011 fiscal year, together with such information as the Administrative Agent and the Lenders shall reasonably request (including, without limitation, a reasonably detailed description of the assumptions used in preparing such projections).
          (d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.
          (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
          (f) Concurrently with the funding of the initial Loans hereunder, the Borrower shall have caused to be repaid in full all outstanding Indebtedness under the Existing Credit Agreement.
          (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date (including the reasonable fees and expenses of legal counsel), including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (h) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
          (i) The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrower (the “Funding Accounts”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
          (j) The Administrative Agent shall have received each Control Agreement set forth on Part A of Annex C of the Security Agreement.
          (k) The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of April 5, 2008 (it being understood that for purposes of computing the Borrowing Base as of April 5, 2008, the Liens created pursuant to the Security Agreement, Control Agreements and Processor Control Agreements/Letters in effect on the Effective Date shall be deemed to have been in effect on April 5, 2008).

          (l) After giving effect to all Borrowings to be made on the Effective Date and the issuance of any Letters of Credit on the Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $75,000,000.
          (m) The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.8 of the Security Agreement.
          (n) The Administrative Agent shall have received a properly completed letter of credit application (or, to the extent that the Borrower has theretofore executed and delivered a letter of credit application covering such Letter of Credit to the applicable Issuing Bank, a properly completed letter of credit request), if the issuance of a Letter of Credit will be required on the Effective Date.
          (o) The Loan Parties shall have delivered to the Administrative Agent a Processor Control Agreement/Letter with respect to each Credit Card Processor listed on Part A of Schedule 3.18 attached hereto.
          The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, increase, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable (other than such representations as are made as of a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero (provided that the Administrative Agent may, in its sole discretion, make Overadvances from time to time in accordance with Section 2.05(d)).

          Each Borrowing and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Lenders through the Administrative Agent:
          (a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that, so long as the Borrower is required to file reports under Section 13 of the Securities and Exchange Act of 1934, the requirements of this paragraph shall be deemed satisfied by the delivery of, the Annual Report of the Borrower on Form 10-K for such fiscal year, signed by the duly authorized officer or officers of the Borrower;
          (b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that, so long as the Borrower is required to file reports under Section 13 of the Securities and Exchange Act of 1934, the requirements of this paragraph shall be deemed satisfied by the delivery of the Quarterly Report of the Borrower on Form 10-Q for the relevant fiscal quarter, signed by the duly authorized officer or officers of the Borrower;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (x) stating that he or she has obtained no knowledge that a Default has occurred (other than as set forth in such certificate) and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which has had an effect on such financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (z) if a Financial Covenant Period is then in effect, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12; provided, that if a Fixed Charge Coverage Ratio Triggering Event shall occur after the delivery of financial statements under clause (a) or (b) above, which Fixed Charge Coverage Ratio Triggering Event shall trigger a Financial Covenant Period that includes the fiscal quarter most recently ended for which financial statements have already been delivered pursuant to clause (a) or (b) above, then, as soon as available but in any event within ten (10) Business Days of the occurrence of such Fixed Charge Coverage Ratio Triggering Event, the Borrower will furnish to the Administrative Agent a supplemental certificate setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 as of the last day of such fiscal quarter;
          (d) as soon as available, but in any event not later than the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries, on a consolidated basis, for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
          (e) as soon as available but in any event within twenty (20) days of the end of each fiscal quarter (or, if during any calendar month, any Loans have been outstanding hereunder, then within twenty (20) days of the end of such calendar month), as of the period then ended, a Borrowing Base Certificate, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that (i) if there shall occur and be continuing an Event of Default or if at any time Availability shall fall below the greater of (A) $20,000,000 or (B) 13.33% of the total Commitments in effect at such time, the Borrower shall deliver Borrowing Base Certificates with such greater frequency as the Administrative Agent may require (but in any event not more frequently than weekly), and (ii) if, at the time the Lenders make any Loan to the Borrower hereunder, the Borrower shall not have delivered a Borrowing Base Certificate within the preceding thirty (30) days, the Borrower shall deliver a Borrowing Base Certificate to the Administrative Agent as soon as available but in any event within ten (10) Business Days of the funding of such Loan, which Borrowing Base Certificate shall set forth the Borrowing Base as of the last day of the calendar month most recently ended;
          (f) as soon as available but in any event within twenty (20) days of the end of each fiscal quarter (or, if during any calendar month, any Loans have been outstanding hereunder, then within twenty (20) days of the end of such calendar month), as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:
               (i) a schedule detailing the Loan Parties’ Eligible Credit Card Accounts, in form reasonably satisfactory to the Administrative Agent;

               (ii) an Inventory Cost & Retail by Store report, in form reasonably satisfactory to the Administrative Agent, including schedules detailing the Loan Parties’ Inventory, in form satisfactory to the Administrative Agent, (1) by location (showing Eligible Inventory, Eligible LC Inventory, Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by any Loan Party and complaints and claims made against any Loan Party), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;
               (iii) a worksheet of calculations prepared by the Borrower in form reasonably satisfactory to the Administrative Agent to determine Eligible Credit Card Accounts, Eligible Inventory and Eligible LC Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Inventory and Eligible LC Inventory and the reason for such exclusion;
               (iv) a roll forward report (which report shall include beginning inventory for the fiscal month plus purchases/receivings during such month less returns to vendors, cost adjustments and cost of goods for such month to arrive at ending inventory) in form reasonably satisfactory to the Administrative Agent;
               (v) a gift card liability report in form reasonably satisfactory to the Administrative Agent; and
               (vi) a report showing retail sales for the month, in form reasonably satisfactory to the Administrative Agent;
provided that if there shall occur and be continuing an Event of Default or if at any time Availability shall fall below the greater of (x) $20,000,000 or (y) 13.33% of the total Commitments in effect at such time, the Borrower shall deliver the information set forth in clauses (i) through (v) above with such greater frequency as the Administrative Agent may require (but not more frequently than weekly);
          (g) as soon as available but in any event within twenty (20) days of the end of each fiscal quarter (or, if during any calendar month, any Loans have been outstanding hereunder, then within twenty (20) days of the end of such calendar month), as of the period then ended (i) a copy of the Loan Parties’ outstanding checks list for each such period ending prior to such time as schedules and agings of the Loan Parties’ accounts payable are available, and (ii) a schedule and aging of the Loan Parties’ accounts payable (which may be delivered electronically in a text formatted file acceptable to the Administrative Agent) for each such period ending from and after such time as schedules and agings of the Loan Parties’ accounts payable are available; provided that if there shall occur and be continuing an Event of Default or if at any time Availability shall fall below the greater of (A) $20,000,000 or (B) 13.33% of the total

Commitments in effect at such time, the Borrower shall deliver (x) such information described in clause (i) above with such greater frequency as the Administrative Agent may require (but not more frequently than weekly) and (y) such information described in clause (ii) above, after such time as schedules and agings of the Loan Parties’ accounts payable are available, with such greater frequency as the Administrative Agent may require (but not more frequently than weekly);
          (h) as soon as available but in any event within twenty (20) days of the end of each fiscal quarter (or, if during any calendar month, any Loans have been outstanding hereunder, then within twenty (20) days of the end of such calendar month), copies of all bank statements with respect to deposit accounts where Eligible Cash is held (and, if weekly reporting is in effect, weekly screen prints of balances in such accounts); provided that if there shall occur and be continuing an Event of Default or if at any time Availability shall fall below the greater of (A) $20,000,000 or (B) 13.33% of the total Commitments in effect at such time, the Borrower shall deliver such information with such greater frequency as the Administrative Agent may require (but not more frequently than weekly);
          (i) promptly after the same become publicly available, copies of all other periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; provided, however, that, so long as the Borrower files any such material with the Securities Exchange Commission pursuant to the requirements of the Securities and Exchange Act of 1934, the requirements of this paragraph shall be deemed satisfied by such filings;
          (j) with respect to any Permitted Acquisition involving the payment of consideration and/or the assumption of Indebtedness by the Borrower and its Subsidiaries in an aggregate amount in excess of $10,000,000, the Loan Parties shall deliver or cause to be delivered to the Administrative Agent within ten (10) days following the date of consummation of such acquisition (A) copies of all material acquisition documents and (B) in the case of the acquisition of a Person, the historical audited financial statements of the Person so acquired for the three prior fiscal years (or, if such historical audited financial statements shall not be available, such financial information regarding the Person so acquired as reasonably requested by the Administrative Agent in its Permitted Discretion, it being understood to the extent that the Administrative Agent requests such financial information after the consummation of such acquisition, the Loan Parties shall deliver or cause to be delivered to the Administrative Agent such financial information within ten (10) days following such request); and
          (k) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Lenders through the Administrative Agent prompt written notice of the following:

          (a) the occurrence of any Default upon obtaining knowledge thereof;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and
          (d) any Lien securing an amount in excess of $1,000,000 (other than Permitted Encumbrances or Liens permitted under Section 6.02(h)) or claim made or asserted against any portion of the Collateral having a value in excess of $1,000,000;
          (e) any loss, damage, or destruction to the Collateral in the amount of $5,000,000 or more, whether or not covered by insurance;
          (f) any and all default notices received under or with respect to any public warehouse or Leased Distribution Center where Collateral is located;
          (g) all material amendments to any lease relating to a Leased Distribution Center, together with a copy of each such amendment; and
          (h) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
          Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except, in each case (other than the case of the foregoing requirements insofar as they relate to the legal existence of the Borrower and the Subsidiary Guarantors), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.
          SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to pay its obligations (including Tax liabilities), that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.05. Maintenance of Properties. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to (i) keep proper books of record and account in which entries in conformity in all material respects with all applicable laws, rules and regulations of any Governmental Authority are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during reasonable business hours and as often as reasonably requested; provided, however, that, so long as no Event of Default has occurred and is continuing, the Borrower shall not be obligated to reimburse the Administrative Agent or any Lender for the costs and expenses of more than one such inspection under this Section 5.06 in the aggregate during each period of twelve consecutive months. The Borrower, on behalf of itself and the other Loan Parties, acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
          SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to refinance the Indebtedness under the Existing Credit Agreement and to finance the working capital needs, capital expenditures, acquisitions (including Permitted Acquisitions), Restricted Payments and other payments permitted by Section 6.09, and for general corporate purposes of, the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Standby letters of credit will be issued only to support insurance, utilities, workers’ compensation and lease obligations, in each case incurred in the ordinary course of business by the Borrower or any Subsidiary.
          SECTION 5.09. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents; provided that, if the financial strength rating of any carrier that provides insurance to the Borrower or any Subsidiary shall fall below A- by

A.M. Best Company at any time after the commencement of the binding of such insurance by such carrier, the Borrower shall promptly notify the Administrative Agent and, if so requested by the Administrative Agent in its Permitted Discretion, within sixty (60) days of such notice the Borrower shall obtain insurance from a carrier with a financial strength rating of at least A- by A.M. Best Company to replace the insurance provided by the carrier whose financial strength rating fell below A-. The Borrower will, and will cause each Subsidiary to, furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          SECTION 5.10. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any of the Collateral in an amount exceeding $1,000,000 per occurrence or the commencement of any action or proceeding for the taking of any of the Collateral or interest therein in an amount exceeding $1,000,000 per occurrence under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are, subject to the Kansas IRB Documents, collected and applied in accordance with Section 2.18(b) of this Agreement and Section 7.3 of the Security Agreement, as applicable; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Borrower may, or may cause one or more of its Subsidiaries to, apply any such Net Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Proceeds were received or, to the extent not so applied, to be applied in a manner that is not prohibited by this Agreement and the Collateral Documents. Notwithstanding anything to the contrary provided herein, the requirements set forth in this Section 5.10 do not apply to any Net Proceeds received in respect of any loss or damage to Collateral equal to or less than $1,000,000 per occurrence.
          SECTION 5.11. Field Examinations and Appraisals. (a) The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent to conduct field audit examinations of the Borrower’s and such Subsidiary’s assets, liabilities, books and records once during each period of twelve consecutive months; provided that, after the occurrence and during the continuance of an Event of Default, the Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent to conduct such field audit examinations at such times and with such greater frequency as the Administrative Agent may reasonably require.
          (b) In the event that the Administrative Agent so requests in its Permitted Discretion, the Borrower will, and will cause each of its Subsidiaries to, provide the Administrative Agent with an appraisal or update thereof of its Inventory once during each period of twelve consecutive months, such appraisals and updates to be from an appraiser selected and engaged by the Administrative Agent, prepared on a basis satisfactory to the Administrative Agent and to include, without limitation, information required by applicable law and regulations; provided, however, that, after the occurrence and during the continuance of an Event of Default, the Borrower will, and will cause each of its Subsidiaries to, provide the Administrative Agent with such appraisals and updates at such times and with such greater frequency as the Administrative Agent may reasonably require. All appraisals and updates provided pursuant to this Section 5.11(b) shall be at the sole expense of the Borrower.

          SECTION 5.12. Depository Banks; Control Agreements.
          (a) The Borrower will, and will cause each of its Subsidiaries to maintain Chase, Bank of America, N.A., one or more of the other Lenders and/or one or more of their respective Affiliates as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.
          (b) The Borrower will, and will cause each Subsidiary that is a Loan Party to, cause each depository bank or other institution at which any Deposit Account or Securities Account is maintained as of the Effective Date (other than Excluded Accounts, those accounts listed on Part A of Annex C to the Security Agreement for which Control Agreements were obtained as of the Effective Date, and the Specified Chase Accounts) to enter into a Control Agreement with respect to such Deposit Account or Securities Account within 90 days after the Effective Date; provided that, in the event that the Borrower or such Subsidiary is unable to obtain a Control Agreement with respect to any such Deposit Account or Securities Account within such 90 day period, then, unless waived by the Administrative Agent, within 30 days after the expiration of such 90 day period, the Borrower shall, or shall cause such Subsidiary to, close each such Deposit Account or Securities Account (other than an Excluded Account and any Specified Chase Account) for which a Control Agreement was not obtained, and to transfer cash or securities (or proceeds thereof) maintained in such accounts to new Deposit Accounts or Securities Accounts maintained with a depository bank, securities broker, securities intermediary or other financial institution that is a party to a Control Agreement.
          (c) The Borrower will, and will cause each Subsidiary that is a Loan Party to, (i) provide prompt written notice to the Administrative Agent of the establishment of any Deposit Account or Securities Account after the Effective Date (other than an Excluded Account) and (ii) contemporaneous with the establishment of such Deposit Account or Securities Account (other than an Excluded Account and any Specified Chase Account), obtain a Control Agreement with respect to such Deposit Account or Securities Account.
          SECTION 5.13. Credit Card Processors. The Borrower will, and will cause each of its Subsidiaries that is a Loan Party to (a) comply in all material respects with all obligations of the Borrower or such Subsidiary under each credit or debit card processing agreement to which the Borrower or such Subsidiary is a party, (b) maintain each credit or debit card processing agreement set forth on Schedule 3.18 and each credit or debit card processing agreement entered into after the Effective Date in full force and effect and take or cause to be taken all actions necessary to maintain, preserve and protect the rights and interests of the Administrative Agent in all material respects with respect to all such agreements; provided that the Borrower or any Subsidiary that is a Loan Party may at any time terminate or amend any credit or debit card processing agreement, including any such agreement with Alliance Data Systems or World Financial Network Bank, if the Borrower or such Subsidiary deems such termination or amendment appropriate and provides prompt written notice of such termination or amendment to the Administrative Agent, (c) use commercially reasonable efforts to obtain a Processor Control Agreement/Letter with respect to each Credit Card Processor providing any credit card or debit card processing services for or on behalf of the Borrower or such Subsidiary and listed on Schedule 3.18 (other than those obtained as of the Effective Date and listed on

Part A of such Schedule) within 90 days after the Effective Date (provided that in the event that the Borrower or such Subsidiary is unable to obtain any Processor Control Agreement/Letter described in this clause (c) within such 90 day period, then, unless waived by the Administrative Agent, the Borrower or such Subsidiary shall terminate the applicable credit card processing agreement within 30 days after the expiration of such 90 day period) and (d) promptly notify the Administrative Agent of the entry by the Borrower or such Subsidiary into any credit or debit card processing agreement with any Credit Card Processor after the Effective Date and (subject to Section 5.14(d) with respect to any credit card processing agreement acquired by the Borrower or such Subsidiary in connection with the consummation of a Permitted Acquisition) obtain a Processor Control Agreement/Letter with respect to each such Credit Card Processor contemporaneously with the entry by the Borrower or such Subsidiary into such credit or debit card processing agreement.
          SECTION 5.14. Additional Collateral; Further Assurances. (a) Subject to applicable law, the Borrower will, and will cause each Subsidiary that is a Loan Party to, cause each of its domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement in the form of Exhibit A to the Subsidiary Guaranty and the Joinder Agreement in the form of Annex F to the Security Agreement (collectively, the “Joinder Agreements” and each a “Joinder Agreement”) within 30 days of such formation or acquisition. Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor under the Subsidiary Guaranty and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents to which it is a party and (ii) shall automatically become a Grantor under the Security Agreement and shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.
          (b) Without limiting the foregoing, the Borrower will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements, opinions and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
          (c) If the Borrower or any Subsidiary that is a Loan Party acquires any Deposit Account or Securities Account (other than an Excluded Account and any Specified Chase Account) in connection with the consummation of a Permitted Acquisition, the Borrower shall, or shall cause such Subsidiary to (i) provide prompt written notice to the Administrative Agent of the acquisition of such Deposit Account or Securities Account, and (ii) obtain a Control Agreement with respect to such Deposit Account or Securities Account within 90 days following the consummation of such Permitted Acquisition. In the event that the Borrower or such Subsidiary is unable to obtain a Control Agreement with respect to any Deposit Account or Securities Account (other than an Excluded Account and any Specified Chase Account) acquired in connection with a Permitted Acquisition within such 90 day period, the Borrower shall, or shall cause such Subsidiary to, unless waived by the Administrative Agent, within 30 days after the expiration of such 90 day period, close such Deposit Account or Securities Account and transfer the cash or securities (or proceeds thereof) maintained in such accounts to new Deposit Accounts or Securities Accounts maintained with a depository bank, securities broker, securities intermediary or other financial institution that is a party to a Control Agreement or to any Specified Chase Account.
          (d) The Borrower will, and will cause each Subsidiary that is a Loan Party to, use commercially reasonable efforts to obtain a Processor Control Agreement/Letter with respect to each Credit Card Processor party to a credit card processing agreement acquired by the Borrower or such Subsidiary in connection with the consummation of any Permitted Acquisition, within 90 days after the consummation of such Permitted Acquisition; provided that in the event that the Borrower or such Subsidiary is unable to obtain any such Processor Control Agreement/Letter within such 90 day period, then, unless waived by the Administrative Agent, the Borrower or such Subsidiary shall terminate the applicable credit card processing agreement within 30 days after the expiration of such 90 day period).
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created under the Loan Documents;
          (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;
          (c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Guarantor shall be subject to Sections 6.05 and 6.10 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Guarantor to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
          (d) Guarantees by (i) the Borrower of (A) Indebtedness of any Subsidiary or (B) any lease obligations of any Subsidiary and (ii) by any Subsidiary of (A) Indebtedness of the Borrower or any other Subsidiary or (B) lease obligations of the Borrower or any other Subsidiary, provided that (x) the Indebtedness so Guaranteed is permitted by this Section 6.01, (y) Guarantees by the Borrower or any Subsidiary Guarantor of Indebtedness or lease obligations of any Subsidiary that is not a Loan Party shall be subject to Sections 6.05 and 6.10 and (z) Guarantees permitted under this clause (d) shall be contractually subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is contractually subordinated to the Secured Obligations;
          (e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $25,000,000 at any time outstanding;
          (f) Indebtedness of the Borrower or any Subsidiary as an account party in respect of letters of credit;
          (g) Indebtedness of any Person that becomes a Subsidiary or merges into an existing Subsidiary after the date hereof or Indebtedness assumed by the Borrower or any Subsidiary in connection with an asset acquisition (and any extension, renewal, refinancing, replacement or refunding thereof); provided that (i) such Indebtedness (other than such extension, renewal, refinancing, replacement or refunding thereof) exists at the time such Person becomes a Subsidiary or at the time of such asset acquisition and is not created in contemplation of or in connection with such Person becoming a Subsidiary or in connection with such asset acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $50,000,000 at any one time outstanding;
          (h) Guarantees by the Borrower and any Subsidiary of sublessees of any subleases entered into by the Borrower or any Subsidiary as sublessors;
          (i) Indebtedness of Pacific Sunwear Stores Corp. and other Loan Parties arising under the Kansas IRB Financing, including any Capital Lease Obligations arising thereunder;
          (j) Indebtedness of the Borrower or any Subsidiary arising under any documentation entered into in connection with any sale and leaseback transaction permitted by Section 6.07, including any Capital Lease Obligations arising thereunder;
          (k) Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted by this Section 6.01, in an aggregate principal amount at any time outstanding not exceeding $150,000,000; provided that (i) such Indebtedness may not be secured by any Collateral or any other assets of the Borrower or any Subsidiary (other than real property and the assets affixed thereto or integral to the operation thereof), (ii) the aggregate principal amount of Indebtedness permitted by this clause (k) to the extent constituting (x) Indebtedness of the Borrower or any Subsidiary secured by a Lien on any asset of the Borrower or any Subsidiary permitted by the foregoing clause (i) of this proviso or (y) Indebtedness of any Subsidiary which is not a Subsidiary Guarantor shall not in the aggregate exceed $40,000,000 at any time outstanding, and (iii) if any such Indebtedness shall be secured by a Lien on any real property on which Collateral is or may in the future be located, the holder of such Lien shall have executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to the real property subject to such Lien;
          (l) Indebtedness (i) under any Swap Agreements or (ii) for bank overdrafts in the ordinary course of business that are promptly repaid;
          (m) Indebtedness arising from other agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase price or similar customary obligations, in each case incurred or assumed in connection with the acquisition or disposition or sale and leaseback of any business or assets of the Borrower or any Subsidiary permitted by the Loan Documents; and
          (n) Indebtedness which may be deemed to exist pursuant to any worker’s compensation claims, self insurance obligations, performance, surety, statutory, appeal, custom bonds or similar obligations incurred in the ordinary course of business.
For purposes of this subsection 6.01, any Person becoming a Subsidiary of the Borrower after the date of this Agreement shall be deemed to have incurred all of its then outstanding Indebtedness at the time it becomes a Subsidiary, and any Indebtedness assumed by the Borrower or any of its Subsidiaries shall be deemed to have been incurred on the date of assumption.
          SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset (other than any real property and the assets affixed thereto or integral to the operation thereof) now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Liens created pursuant to the Loan Documents;
          (b) Permitted Encumbrances;
          (c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) any Lien existing on any property or asset (other than Collateral) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Collateral) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(e), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
          (f) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to leases entered into by the Borrower or any of its Subsidiaries in the ordinary course;
          (g) Liens granted by the Borrower or any of its Subsidiaries in connection with the Kansas IRB Financing or any other sale and leaseback transactions permitted by Section 6.07;
          (h) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any purchase agreements or letters of intent permitted hereunder; and
          (i) Liens securing Indebtedness permitted under Section 6.01(k).
          Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Credit Card Accounts, other than Permitted Encumbrances and those permitted under clause (a) above, (2) Inventory, other than Permitted Encumbrances and those permitted under clause (a) above and (3) cash, cash equivalents and Deposit Accounts other than Permitted Encumbrances and those permitted under clauses (a) and (h) above.
          SECTION 6.03. [Intentionally Omitted].
          SECTION 6.04. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person/Loan Party (other than the Borrower) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party or in which the surviving entity is a Person that will become a Loan Party upon the effectiveness of such merger, (iii) any merger effected for the sole purpose of reincorporating the Borrower in Delaware (other than through the formation of a holding company that will own any portion of the Equity Interest of the Borrower following such merger) and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the

Lenders and except that the Borrower or any Subsidiary may effect any acquisition permitted by Section 6.05 by means of a merger of the Person that is the subject of such acquisition with the Borrower or any of its Subsidiaries (provided that, in the case of a merger with the Borrower, the Borrower is the survivor).
          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than a Related Line of Business.
          SECTION 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except
          (a) Permitted Investments;
          (b) Permitted Acquisitions;
          (c) investments by the Borrower and its Subsidiaries in their respective Subsidiaries or in the capital stock of their respective Subsidiaries, provided that at the time of and after giving effect to the funding of any investment by any Loan Party in any Subsidiary that is not a Loan Party, Availability shall be not less than the greater of (A) $22,500,000 or (B) 15% of the aggregate Commitments of all of Lenders in effect at such time;
          (d) loans or advances made by the Borrower to, and Guarantees by the Borrower of obligations of, any Subsidiary, and loans or advances made by any Subsidiary to, and Guarantees by any Subsidiary of obligations of, the Borrower or any other Subsidiary, provided that, at the time of and after giving effect to the funding of any such loan or advance by any Loan Party to any Subsidiary that is not a Loan Party or any such Guarantee by any Loan Party of the obligations of any Subsidiary that is not a Loan Party, Availability shall not be less than the greater of (A) $22,500,000 or (B) 15% of the aggregate Commitments of all of Lenders in effect at such time;
          (e) Guarantees constituting Indebtedness permitted by Section 6.01;
          (f) advances or loans made in the ordinary course of business to non-executive officers and employees of the Borrower and its Subsidiaries;
          (g) Investments existing on the date hereof not otherwise permitted under this Agreement and described in Schedule 6.05 hereto;
          (h) Investments received in connection with the bona fide settlement of any defaulted Indebtedness or other liability owed to the Borrower or any Subsidiary;

          (i) joint ventures, loans to contractors, loans in connection with retail development, deposits to landlords and other Investments, provided that the aggregate amount of such investments shall not exceed $50,000,000 at any time;
          (j) Investments in any industrial revenue bonds or any other instruments issued in connection with the Kansas IRB Financing or any other sale and leaseback transactions of the Borrower or any of its Subsidiaries permitted by Section 6.07; and
          (k) purchases by the Loan Parties from Alliance Data Systems and/or its Affiliates of Accounts (such Accounts so purchased shall be collectively referred to herein as the “Purchased Private Label Accounts”) in connection with any termination of the credit card processing agreement with Alliance Data Systems and/or its Affiliates, provided, that the Loan Parties shall deliver to the Administrative Agent written notice of such purchase at least two (2) Business Days prior to such purchase.
          SECTION 6.06. Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:
          (a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
          (b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.10;
          (c) sale and leaseback transactions permitted by Section 6.07;
          (d) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and
          (e) sale or other disposition of any interest in real property (and assets affixed thereon or integral to the operation thereof), including by lease or in connection with any sale leaseback transaction permitted hereunder;
          (f) sale or disposition of any d.e.m.o. or One Thousand Steps stores (or groups of stores) or the discontinuation of any operations related thereto or the sale or disposition of any assets related thereto;
          (g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (e) shall not exceed $50,000,000 during any fiscal year of the Borrower; and

          (h) sales, transfers and other dispositions of Purchased Private Label Accounts; provided that if Availability at the time of any such sale, transfer or other disposition is less than $75,000,000, such sale, transfer or other disposition shall be on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent in its Permitted Discretion.
          SECTION 6.07. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (b) the Kansas IRB Financing and (c) any other sale leaseback transaction of real property of the Borrower or any Subsidiary (and any other assets affixed thereto or integral to the operation thereof); provided that in connection with any sale leaseback of real property (other than the Kansas IRB Financing) on which any Collateral is or may in the future be located, the Person acquiring title to such real property shall have executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to such real property.
          SECTION 6.08. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          SECTION 6.09. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends or distributions with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends and distributions ratably with respect to their Equity Interests, (iii) the Borrower may make additional Restricted Payments, not exceeding $10,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for future, present or former management, directors, consultants or employees of the Borrower and its Subsidiaries and (iv) the Borrower may make other Restricted Payments so long as (A) no Event of Default has occurred and is continuing or would result after giving effect to such payment and (B) the Borrower shall have Availability of not less than the greater of (A) $22,500,000 or (B) 15% of the aggregate Commitments of all of Lenders in effect at such time, after giving effect to such Restricted Payment.

          (b) The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
               (i) payment of Indebtedness created under the Loan Documents;
               (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
               (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
               (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
               (v) the Kansas IRB Unwind Transaction; and
               (vi) payments of Indebtedness not otherwise permitted under this Section 6.09(b) or any payment on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness not otherwise permitted under this Section 6.09(b), in each case, so long as (A) no Event of Default has occurred and is continuing or would result after giving effect to such payment and (B) the Borrower shall have Availability of not less than the greater of (A) $22,500,000 or (B) 15% of the aggregate Commitments of all of Lenders in effect at such time, after giving effect to such payment.
Notwithstanding any other provisions to the contrary, the consummation of the Kansas IRB Unwind Transaction shall be permitted under this Agreement.
          SECTION 6.10. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and Subsidiary Guarantors (including between and among Subsidiary Guarantors) not involving any other Affiliate, (c) payments and other transactions permitted under Sections 6.04, 6.05 or 6.09, (d) any employment or other compensation, incentive and benefit arrangement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and the payment of compensation, incentives and benefits and the reimbursement of expenses pursuant thereto, (e) payment of reasonable fees and expenses to directors, and (f) indemnification of officers and directors of the Borrower and its Subsidiaries pursuant to customary indemnification provisions.

          SECTION 6.11. Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than the Loan Documents and the Kansas IRB Documents) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien in favor of the Administrative Agent upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of the Borrower or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any documents governing any sale leaseback transaction permitted by Section 6.07 if such restrictions or conditions apply only to the real property (or assets affixed thereon or integral to the operation thereof) which is the subject to such sale leaseback transaction, (vi) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vii) the foregoing shall not apply to customary provisions in joint venture agreements and other similar arrangements relating solely to the securities, assets and revenues of such joint venture, and (viii) the foregoing shall not apply to restrictions in agreements evidencing Indebtedness permitted by Section 6.01(g) that impose restrictions on the property so acquired.
          SECTION 6.12. Minimum Fixed Charge Coverage Ratio. If a Fixed Charge Coverage Ratio Triggering Event shall occur, then, as of the last day of each fiscal quarter during the period (the “Financial Covenant Period”) commencing on the last day of the fiscal quarter ended immediately prior to the occurrence of such Fixed Charge Coverage Ratio Triggering Event and ending on the completion of the Fixed Charge Coverage Restoration Period related to such Fixed Charge Coverage Ratio Triggering Event, the Borrower will not permit the Fixed Charge Coverage Ratio, to be less than 1.00 to 1.00.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay (i) any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any reimbursement obligation in respect of any LC

Disbursement when and as the same shall become due and payable, and such failure to pay such reimbursement obligation shall continue unremedied for a period of two (2) Business Days;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two (2) Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) (i) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to the Borrower’s existence) or 5.08 or in Article VI or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or the Borrower or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;
          (e) the Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of the Borrower or any Subsidiary Guarantor’s knowledge of such breach or notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a), 5.03 through 5.07 or 5.09 through 5.14 of this Agreement or (ii) thirty (30) days after the earlier of the Borrower or any Subsidiary Guarantor’s knowledge of such breach or notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) if such breach relates to any other terms or provisions of any Loan Document;
          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period (without giving effect to any extensions, waivers, amendments or other modifications of or to such period) of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created;
          (g) any event or condition occurs (after giving effect to any applicable grace periods and after giving effect to any extensions, waivers, amendments or other modifications of any applicable provision or agreement) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause, with the giving of an acceleration or similar notice if required, any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount (not paid or covered by insurance) in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days from the entry thereof during which execution shall not be effectively stayed or bonded, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (m) a Change in Control shall occur;
          (n) the Subsidiary Guaranty shall fail in any material respect to remain in full force or effect other than for expiration or release in accordance with its terms or in accordance with the Loan Documents or any Loan Party shall contest the enforceability thereof in writing, or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Subsidiary Guaranty to which it is a party, or shall give notice to such effect; or
          (o) any Collateral Document shall for any reason (other than the failure on the part of the Administrative Agent to take actions necessary to perfect such security interest) fail in any material respect to create a valid and perfected security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Collateral Document shall fail to remain in full force or effect (other than due to expiration or release in accordance with its respective terms or in accordance with the Loan Documents) or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document in any material respect;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC; provided that notwithstanding anything to the contrary set forth in the Loan Documents, the Administrative Agent shall not give any notices of full dominion, sole control or other similar instructions unless a Cash Dominion Triggering Event shall have occurred (and then only until the completion of the Cash Dominion Restoration Period related thereto).
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to, so long as no Event of Default has occurred and is continuing, the consent of the Borrower (such consent not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender (including each Issuing Bank) acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
          Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; provided, that the Administrative Agent may at any time (but shall have no obligation to) share any final Reports with any Loan Party; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          Neither the Syndication Agent, nor any Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein and in the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Borrower, to it at 3450 E. Miraloma Avenue, Anaheim, California 92806, Attention of Michael Henry, Senior Vice President and Chief Financial Officer (Telecopy No. (714) 414-4251);
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Mail Code: NY1-K855, 270 Park Avenue, 44th Floor, New York, New York 10017, Attention of Mark Cuccinello (Telecopy No. (212) 646-2274);
     (iii) if to an Issuing Bank, to it at (A) in the case of JPMorgan Chase Bank, N.A., to it at JPMorgan Chase Bank, N.A., Mail Code: NY1-K855, 270 Park Avenue, 44th Floor, New York, New York 10017, Attention of Mark Cuccinello (Telecopy No. (212) 646-2274), (B) in the case of Bank of America, N.A., to it at Bank of America, N.A., LC’s/Global Trade & Treasury, Mail Code: NY1-503-04-06, 335 Madison Avenue, New York, New York 10017, Attention of Susan T. Gilligan (Telecopy No. (212) 503-7897) and (C) in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Borrower and the Administrative Agent;
     (iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Mail Code: NY1-K855, 270 Park Avenue, 44th Floor, New York, New York 10017, Attention of Mark Cuccinello (Telecopy No. (212) 646-2274); and
     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

          (b) Notices and other communications to the Lenders (including any Issuing Bank) hereunder may be delivered or furnished to the Lenders through the Administrative Agent by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any Lender, by notice to the Administrative Agent and the Borrower).
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto with the consent of the Required Lenders; provided that no such agreement shall

(A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce or forgive the rate of interest thereon, or reduce or forgive any fees payable hereunder, without the written consent of each Lender affected thereby (provided that the decision to charge or not to charge or to revoke notice of interest at the default rate pursuant to Section 2.13(d) shall be made by the Required Lenders), (C) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (E) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (F) increase the advance rates set forth in the definition of Borrowing Base, add new categories of eligible assets or amend the definitions of “Eligible Cash”, “Eligible Credit Card Accounts”, “Eligible Inventory” or “Eligible LC Inventory”, in each case, if the effect of any such amendment to any definition would be to increase the amount of credit available to the Borrower hereunder, without the written consent of the Supermajority Revolving Lenders, (G) release any Subsidiary Guarantor from its obligation under its Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender or (H) except as provided in subsection (c) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.
          (c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to (i) release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations of a type referred to in clause (i) of the definition thereof in a manner reasonably satisfactory to each affected Lender, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII and (ii) release any Subsidiary Guarantor from its obligations (other than Unliquidated Obligations) under any and all Loan Documents upon (A) the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations of a type referred to in clause (i) of the definition thereof in a manner reasonably satisfactory to each affected Lender (B) the sale of all of the Equity Interests of such Subsidiary Guarantor if the Loan Party disposing of such Equity

Interests certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry) or (C) as required to effect any sale or other disposition of such Equity Interests in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred by the Administrative Agent in connection with:
               (i) appraisals and insurance reviews to the extent permitted hereunder;
               (ii) field examinations to the extent permitted hereunder and the preparation of Reports based on the reasonable fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;
               (iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;
               (iv) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

               (v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
               (vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.
     All of the foregoing costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
          (b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, any Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender (including any Issuing Bank) may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, it being understood that withholding of consent by the Borrower or the Administrative Agent with respect to an assignment (including any assignment to a Lender, an Affiliate of a Lender or an Approved Fund) because amounts that would become payable by the Borrower under Section 2.15 or 2.17 (including amounts payable under Section 2.17 in respect of withholding taxes) are in excess of those that would be payable under such Section in respect of the amount assigned if such assignment were not made, will not be considered to be unreasonable) of:
     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent; and
     (C) the Issuing Banks.
          (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent;

     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(e).
          For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, in the case of any Foreign Lender (including each Issuing Bank that is a Foreign Lender), obligations under Section 2.17(e)), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03), provided, however, that no such assignment or transfer shall be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against such Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the

Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any required tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to the benefits of Section 2.15, 2.16 or 2.17 unless such Participant shall have complied with the requirements of such Section; provided, that in any case in which a Participant is so entitled, any such Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or its properties in the courts of any jurisdiction.
          (c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan

Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such

Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
          SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 9.14. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
          SECTION 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such

Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.16. Waiver of California Suretyship Laws. Without limiting the generality of any waiver or other provisions set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code to the extent any one or more of such Sections are applicable to such Loan Party.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PACIFIC SUNWEAR OF CALIFORNIA, INC.
By	/s/ Sally Frame Kasaks
Sally Frame Kasaks
Chief Executive Officer

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as an Issuing Bank and as Administrative Agent
By	/s/ Joseph A. Lisack
Joseph A. Lisack
Vice President

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

BANK OF AMERICA, N.A., individually as a Lender, as Syndication Agent and as an Issuing Bank
By	/s/ Stephen J. Garvin
Stephen J. Garvin
Managing Director

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

BRANCH BANK AND TRUST COMPANY, individually as a Lender and as a Co-Documentation Agent
By	/s/ Roberts A. Bass
Roberts A. Bass
Senior Vice President

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

U.S. BANK NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent
By	/s/ Conan Schleicher
Conan Schleicher
Vice President

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

WELLS FARGO RETAIL FINANCE, LLC, individually as a Lender and as a Co-Documentation Agent
By	/s/ Matthew N. Williams
Matthew N. Williams
Vice President

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

PNC BANK, N.A., individually as a Lender
By	/s/ Steve Davey
Steve Davey
Vice President

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

UPS CAPITAL CORPORATION, individually as a Lender
By	/s/ John P. Holloway
John P. Holloway
Director, Portfolio Management

Signature Page to Credit Agreement
Pacific Sunwear of California, Inc.

SCHEDULE 2.01
COMMITMENTS

LENDER	COMMITMENT
JPMORGAN CHASE BANK, N.A.	$35,000,000

BANK OF AMERICA, N.A.	$35,000,000

BRANCH BANK AND TRUST COMPANY	$20,000,000

U.S. BANK NATIONAL ASSOCIATION	$20,000,000

WELLS FARGO RETAIL FINANCE, LLC	$20,000,000

PNC BANK	$10,000,000

UPS CAPITAL CORPORATION	$10,000,000

TOTAL COMMITMENTS	$150,000,000